Exhibit 99.1

Signing Day Sports Announces Eyal Rozen Named as Chief Operating Officer of BlockchAIn

Veteran Technology Executive Brings 25 Years of Leadership Across AI, Cloud, and Cybersecurity

SCOTTSDALE, AZ / GLOBE NEWSWIRE / February 12, 2026 / – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), today announced that Eyal Rozen has been named Chief Operating Officer of One Blockchain LLC (“BlockchAIn LLC”), effective January 2026.

As previously disclosed, Signing Day Sports entered into a Business Combination Agreement with BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.” and together with BlockchAIn LLC, “BlockchAIn”) and certain affiliates of BlockchAIn on May 27, 2025, as amended on November 10, 2025 and December 21, 2025. Under the agreement, Signing Day Sports and BlockchAIn LLC will become wholly-owned subsidiaries of BlockchAIn Inc. The Company is planning for the closing of the transaction to take place in March 2026, subject to certain closing conditions, including shareholder approval and NYSE American listing approval. BlockchAIn Inc. filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transaction on December 1, 2025, as amended on December 23, 2025, January 21, 2026, January 22, 2026, and January 30, 2026 (as amended from time to time, the “Registration Statement”).

Upon the closing of the business combination Mr. Rozen is expected to serve as Chief Operating Officer of BlockchAIn Inc., the publicly listed company. In his role as Chief Operating Officer, Mr. Rozen will lead BlockchAIn’s operational execution and business development initiatives, supporting BlockchAIn’s strategy to scale high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure in a capital-efficient and disciplined manner. His appointment is intended to support operational readiness, execution, and integration planning as BlockchAIn advances toward completion of the business combination.

Mr. Rozen has more than 25 years of experience spanning AI, cloud computing, and cybersecurity, with a proven track record of building and scaling high-performing global commercial organizations. Prior to joining BlockchAIn LLC, Mr. Rozen served as Chief Revenue Officer at Atlas Cloud from March 2025 to January 2026, where he led global sales, marketing, and enterprise growth strategies. Before Atlas Cloud, Mr. Rozen was Chief Revenue Officer and Managing Director of Nebius Israel from March 2022 to November 2024, overseeing all aspects of the company’s regional operations, and from May 2020 to March 2022, he served as Head of Sales at Sygnia, where he was responsible for global sales initiatives. Earlier in his career, Mr. Rozen held senior leadership roles at Morphisec and Verint, managing large cross-functional teams across sales, marketing, and customer support, and building a strong track record of scaling commercial organizations in competitive technology markets. Mr. Rozen holds a Bachelor’s degree in Sociology from the University of Haifa, Israel.

“Eyal brings deep operational expertise and a strong commercial mindset that aligns well with our growth strategy,” said Jerry Tang, Chief Executive Officer of BlockchAIn. “His experience scaling global organizations across AI, cloud, and cybersecurity will be instrumental as we execute on our infrastructure development plans and prepare for the next phase of growth. As we move toward completion of the business combination, Eyal’s leadership will be critical in driving operational readiness and disciplined execution.”

“I’m excited to join BlockchAIn at an important stage in its development,” said Eyal Rozen, Chief Operating Officer of BlockchAIn LLC. “BlockchAIn’s focus on scalable, efficient digital infrastructure is well aligned with my background in building and operating global technology platforms. I look forward to working with the team to strengthen operational execution and support BlockchAIn’s growth strategy as it advances toward completion of the business combination.”

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC has planned AI data center expansions with favorable economics for activation in 2026 and 2027. BlockchAIn operations are currently centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications.

About Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Investor Contacts:

Crescendo Communications, LLC
212-671-1020
SGN@crescendo-ir.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the parties’ ability to complete the transaction, the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the ability of the parties to obtain all necessary consents and approvals in connection with the transaction, obtain stock exchange clearance of a listing application in connection with the transaction, the parties’ ability to obtain their respective equity securityholders’ approval, and obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement and are expected to be further described in a proxy statement/prospectus to be publicly filed with the SEC relating to this transaction. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Additional Information and Where to Find It

In connection with the proposed business combination, BlockchAIn Inc. has filed the Registration Statement with the SEC, which includes a preliminary proxy statement of Signing Day Sports and a prospectus relating to the registration of shares of BlockchAIn Inc. While the Registration Statement has been declared effective by the SEC, it remains subject to post-effective amendment filing requirements. Subject to any such post-effective amendment being filed and declared effective, the definitive proxy statement/prospectus will be mailed or otherwise disseminated to the shareholders of Signing Day Sports.

BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SIGNING DAY SPORTS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS, AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, because they will contain important information about Signing Day Sports, BlockchAIn, the proposed business combination, and related matters.

The proxy statement/prospectus and other relevant documents (when available), as well as any other filings made by BlockchAIn Inc. or Signing Day Sports with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of filings made with the SEC by Signing Day Sports by directing a written request to:

Signing Day Sports, Inc.
8355 East Hartford Rd., Suite 100
Scottsdale, AZ 85255

Investors and security holders are urged to read the proxy statement/prospectus and all other materials filed with the SEC when they become available before making any voting or investment decision regarding the proposed business combination.

Participants in the Solicitation

Signing Day Sports, and its directors, executive officers and certain other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the shareholders of Signing Day Sports with respect to the proposed business combination and related matters. Information about the directors and executive officers of Signing Day Sports, including their ownership of shares of Signing Day Sports common stock, is included in Signing Day Sports’ Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on April 11, 2025. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Signing Day Sports shareholders, including a description of their interests in the proposed business combination by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents to be publicly filed with the SEC when they become available. The directors, managers and officers of BlockchAIn do not currently hold any interests, by security holdings or otherwise, in Signing Day Sports.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities in connection with the proposed business combination shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements

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